Bergstrom Capital Corporation
Form N-SAR
For Period Ending 12/31/01
File Number (c) 811-1641
Attachment Per Item 77q1
Sub-Item 77Q1(e) Interim Investment Management and Advisory Contract of Registrant


INTERIM INVESTMENT MANAGEMENT AND ADVISORY AGREEMENT

THIS INTERIM AGREEMENT is entered into as of the 23rd day of July, 2001 by and between Dresdner RCM Global Investors LLC, a Delaware limited liability company (the "Adviser"), and Bergstrom Capital Corporation, a Delaware corporation (the "Client"):
1. Subject to the supervision of the Board of Directors of the Client (the "Board of Directors"), the Client hereby grants to the Adviser full authority, and the Adviser hereby agrees, to manage the investment and reinvestment of the cash and securities in the account of the Client (the "Account") presently held by State Street Bank and Trust Company, 225
Franklin Street, Boston, Massachusetts 02110 (the "Custodian"), the
proceeds thereof, and any additions thereto, in the Adviser's discretion but consistent with the investment objectives, policies and restrictions of the Client as they may be amended from time to time.  In this connection, the Adviser shall not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in which Account assets may be invested.
2. In consideration of the services performed by the Adviser hereunder, the Client will pay to the Adviser, as they become due and payable, management fees determined in accordance with the attached Schedule of Fees.
3. Nothing contained herein shall be deemed to authorize the Adviser to take or receive physical possession of any cash or securities held in the Account by the Custodian, it being intended that sole responsibility for safekeeping thereof (in such investments as the Adviser may direct), and the consummation of all such purchases, sales, deliveries and investments made pursuant to the Adviser's direction, shall rest upon the Custodian.
4. (a)	Unless otherwise specified in writing to the Adviser by the Client, all orders for the purchase and sale of securities for the Account shall be placed in such markets and through such brokers as in the Adviser's best judgment shall offer the most favorable price and market for the execution of each transaction. The Client understands and agrees that the Adviser may effect securities transactions which cause the account to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged. Provided, however, that the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker or dealer, viewed in terms of either the specific transaction or the Adviser's overall responsibilities to the accounts for which the Adviser exercises investment discretion. The Client also understands that the receipt and use of such services will not reduce the Adviser's customary and normal research activities.
(b) The Client agrees that the Adviser may aggregate sales and purchase orders of securities held in the Account with similar orders being made simultaneously for other portfolios managed by the Adviser if, in the Adviser's reasonable judgment, such aggregation shall result in an overall economic benefit to the Account, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be average on a per bond or share basis daily. The Client acknowledges that the Adviser's determination of such economic benefit to the Account is based on an evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions, or a combination of these and other factors.
5. The Adviser represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
6. The Adviser agrees:
(a) to give the Client the benefit of the Adviser's best judgment and efforts in rendering services to the Client as provided in this Agreement;
(b) to furnish the Client with monthly statements of the Account, valued, for each security listed on any national securities exchange at the last quoted sale price on the valuation date reported on the composite tape or, in the case of securities not so reported, by the principal exchange on which the security is traded, and for any other security or asset in a manner determined in good faith by the Adviser to reflect its fair market value;
(c) to furnish the Client with statements evidencing any purchases and sales for the Account as soon as practicable after such transaction has taken place;
(d) to maintain books and records with respect to the Client's portfolio transactions and to surrender promptly to the Client any of such records upon the Client's request;
(e) to render to the Board of Directors such periodic and special reports as the Board may reasonably request from time to time;
(f) to perform its duties under this Agreement in conformity with the Client's Certificate of Incorporation, By-Laws and Form N-2 Registration Statement, with the requirements of applicable federal and state laws and regulations, with the requirements of the Internal Revenue Code affecting the Client's status as a regulated investment company, and with the instructions of the Board of Directors, all as may be amended from time to time;
(g) to bear all expenses related to compensation of its employees and to its overhead in connection with its duties under this Agreement;
(h) to maintain strict confidence in regard to the Account;
(i) to notify the Client of any change in ownership of the Adviser in advance, if reasonable, and otherwise as soon as practicable after such change occurs, and
(j) to indemnify the Client against any losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement of any material fact contained in any registration statement, prospectus, proxy statement, report or other document, or any amendment or supplement thereto, or arising out of or based upon any omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished to the Client by the Adviser specifically for use in the preparation thereof.
7. The Client agrees:
(a) to advise the Adviser of the investment objectives, policies and restrictions of the Client as they apply to the Account and of any changes or modifications therein and to notify the Adviser of any other changes in the Account, including any amendments to the Client's Certificate of Incorporation or By-Laws, of which the Adviser would not otherwise have knowledge and which would be material to the Adviser;
(b) to give the Adviser written notice of any investments made for the Account that the Client deems to be in violation of the investment objectives, policies or restrictions of the Client;
(c) to maintain in strict confidence and for use only with respect to the Client all investment advice given by the Adviser; and
(d) not to hold the Adviser, or any of its managers, officers or employees, liable under any circumstances for any error of judgment or other action taken or omitted by the Adviser in the good faith exercise of its powers hereunder, or arising out of an act or omission of the Custodian or of any broker or agent selected by the Adviser in good faith and in a commercially reasonable manner, excepting matters as to which the Adviser shall be finally adjudged to have been guilty of willful misfeasance, bad faith, gross negligence, reckless disregard of duty or breach of fiduciary duty involving personal misconduct (all as used in the Investment Company Act of 1940, as amended (the "1940 Act")).
8. The Client understands and agrees:
(a) that the Adviser performs investment management services for various clients and that the Adviser may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken with respect to the Account, so long as it is the Adviser's policy, to the extent practical, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients; and
(b) that the Adviser shall have no obligation to purchase or sell for the Account any security which the Adviser, or its directors, officers or employees, may purchase or sell for its or their own accounts or the account of any other client, if in the opinion of the Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Account.
9. This Agreement shall remain in effect until a new investment advisory agreement is approved by a vote of a majority of the outstanding voting securities of the Client, but in no event shall this Agreement remain in effect beyond 150 days from the date hereof.  The Board of Directors or a majority of the Client's outstanding voting securities may terminate this Agreement at any time, without the payment of any penalty, on not more than 10 calendar day's written notice to the Adviser.  The
Adviser may at any time terminate this Agreement without payment of any penalty on sixty days' written notice to the Client.  This Agreement shall immediately terminate in the event of its assignment (as used in the 1940 Act).
10. This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act.
To the extent applicable law of the State of California, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.
11. Each of the individuals whose signature appears below warrants that he has full authority to execute this Agreement on behalf of the party on whose behalf he has affixed his signature to the Agreement.
Dated:	July 23, 2001.
DRESDNER RCM GLOBAL INVESTORS LLC	BERGSTROM CAPITAL CORPORATION

By: 	/s/ Robert J. Golstein		By: 	/s/ William McQueen
Name: 	Robert J. Golstein		Name: 	William McQueen
	Title: 	General Counsel		Title: 	President

SCHEDULE OF FEES
Effective Date: July 23, 2001.
(a) The fee for the period from the effective date referred to above to the end of the calendar quarter shall be obtained by multiplying the market value of cash and securities in the Account as of the close of business on the last day of the calendar quarter by one-fourth of the applicable annual fee rate(s) indicated below, prorated for the percentage of the calendar quarter which the Account is under management.
(b) The fee for subsequent calendar quarters shall be obtained by multiplying the market value of cash and securities in the Account as of the close of business on the last day of the calendar quarter by one-fourth of the applicable annual fee rate(s) indicated below.
(c) If the Investment Management and Advisory Agreement terminates prior to the end of a calendar quarter, the fee for the period from the beginning of such calendar quarter to the date of termination shall be obtained by multiplying the market value of cash and securities in the Account as of the close of business on the date of termination by one-fourth of the applicable annual fee rate(s) indicated below, prorated for the percentage of the calendar quarter which the Account is under management.
(d) Shares of any investment company advised by the Adviser or any affiliate of the Adviser shall not be considered securities in the Account for purposes of the foregoing calculations.
(e) All fees earned under this Interim Agreement shall be held in an interest bearing escrow account with the Client's Custodian.
VALUE OF SECURITIE AND CASH				FEE
On the first $10,000,000 or fraction thereof...		. 70% annually
On the next $10,000,000 or fraction thereof...		. 60% annually
On the next $20,000,000 or fraction thereof...		. 50% annually
On the next $20,000,000 or fraction thereof...		. 35% annually
On the next $40,000,000 or fraction thereof...		. 30% annually
On sums exceeding $100,000,000...			. 25% annually

(f) If a majority of the Client's outstanding voting securities approve a new investment advisory agreement within the 150-day period from the effective date hereof, the fees held in the escrow account will be paid to the Adviser.

(g) If a majority of the Client's outstanding voting securities do not approve a new investment advisory agreement with the Adviser, the Adviser will be paid, out of the escrow account, the lesser of:

(1) Any costs incurred in performing this Interim Agreement (plus interest earned on that amount while in escrow); or

(2)  The total amount in the escrow account (plus interest earned).

Dated:	July 23, 2001.

DRESDNER RCM GLOBAL INVESTORS LLC	BERGSTROM CAPITAL CORPORATION

By: 	/s/ Robert J. Golstein		By: 	/s/ William McQueen
Name: 	Robert J. Golstein		Name: 	William McQueen
	Title: 	General Counsel		Title: 	President